  EXHIBIT 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other Reporting Person (as such term is defined in the Schedule 13D referred to below) on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value US$0.0001 per share, of Love International Group, Inc., a Nevada corporation, and that this Agreement may be included as an Exhibit to such joint filing.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned hereby execute this agreement as of April 2, 2019.

LESENG HOLDINGS LIMITED

/s/ Yong Qiang Yang
Yong Qiang Yang
Title: Director

/s/ Yong Qiang Yang
Yong Qiang Yang